Exhibit 10.14


                            Post-Retirement Agreement
                                     Between
                            Public Storage, Inc. and
                                 B. Wayne Hughes


         This agreement is entered into as of March 11, 2004 by and between Public Storage, Inc., a California corporation ("PSI") and B. Wayne Hughes ("Hughes").

                                    Recitals
                                    --------

         A. Hughes is the co-founder of PSI and served as its chief executive officer until November 2002 and continues to serve as its chairman of the board.

         B. PSI's board of directors wishes to obtain Hughes' continued commitment to PSI on the terms set forth in this agreement.

                                    Agreement
                                    ---------

         Now, Therefore, PSI and Hughes agree as follows:

         1. Hughes agrees to be available for up to 50 partial days a year (or a greater number of days at Hughes' option), including days attending meetings of PSI's board of directors, when requested by PSI's then current chief executive officer for consulting services on days and at times convenient to Hughes. Such services may be rendered in person or by telephone at Hughes' option. Nothing in this agreement shall obligate Hughes to continue to serve as chairman of the board or as a director of PSI.

         2. PSI agrees to continue to pay Hughes compensation of $60,000 per year in equal installments payable no less frequently than monthly. Hughes will not receive additional fees for serving as a director or member of a committee of PSI's board. PSI will deduct and withhold from all compensation or other benefits paid to Hughes all amounts required to be deducted or withheld under any present or future law requiring such deduction and withholding.

         3. Subject to satisfaction of the applicable eligibility requirements, Hughes will continue to be entitled to all employee benefits which PSI may make generally available from time to time for its employees, including those available, if any, under any group insurance or profit sharing or retirement plans. Hughes will not, however, participate in the Company's 2003 Stock Option and Incentive Plan (or any successor plan).

         4. PSI will continue to reimburse Hughes for those properly documented travel or similar expenditures incurred by Hughes that PSI determines are reasonably necessary for the proper discharge of Hughes' duties under this agreement.

         5. PSI will either (1) continue to pay for and lease for Hughes' use a car of the same type as leased for his use while he served as PSI's chief executive officer or (2) provide him with a comparable car allowance for the same type of car.

         6. PSI will continue to pay for and provide Hughes with an executive assistant and an office at PSI's headquarters comparable to those provided to him while he served as PSI's chief executive officer.

         7. PSI's obligations under paragraphs 3 and 6 are unconditional without regard to Hughes' inability to perform services under paragraph 1 of this agreement as a result of his death or disability.

         8. The term of this agreement is through December 31, 2013.

         9. PSI and Hughes agree that any dispute between them arising under this agreement or otherwise will be submitted to final and binding arbitration under the auspices of the American Arbitration Association, and not to any other forum. The parties will be permitted to conduct reasonable discovery consistent with that available to litigants in civil actions filed in court.

         10. This agreement is the sole agreement between Hughes and PSI with respect to Hughes' services and activities for PSI, and supersedes all prior agreements and understandings with respect thereto. No modification or addition to any provision of this agreement will be binding unless in writing and signed by both parties. Nothing contained in this agreement, express or implied, is intended to confer upon any person, other than PSI and Hughes and their successors in interest, any rights or remedies under or by reason of this agreement.

         The parties have duly executed this agreement as of the date first above written.

                                             Public Storage, Inc.
                                             a California corporation

                                                     /s/ Ronald L. Havner, Jr.
                                             By:     -------------------------
                                                     Ronald L. Havner, Jr.
                                                     Chief Executive Officer


                                             /s/ B. Wayne Hughes
                                             -------------------------
                                             B. Wayne Hughes


                                       2